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                                                                    Exhibit 99.1

              LookSmart Announces Revised Fourth Quarter Guidance

 Slowing Advertising Market Impacts Fourth Quarter Results, Company Accelerates
     Transition to Fast-Growing Listings Businesses Through Restructuring

SAN FRANCISCO--(BUSINESS WIRE)--Jan. 11, 2001-- LookSmart (Nasdaq:LOOK; ASX:LOK), the global leader in Web directories, today announced that revenue for the fourth quarter of 2000 will be approximately $30 to $31 million, versus the Company's prior projections of $33 to $36 million. Operating EPS before non-cash items are expected to be approximately ($0.14) to ($0.15) vs. First Call consensus of ($.12). Actual results will be reported on January 25, 2001.


"The trends we identified in our prior guidance proved to be true -- both positive and negative," said Evan Thornley, chairman and CEO of LookSmart. "Untargeted advertising is declining while highly targeted online direct marketing is growing rapidly. However in the fourth quarter, the parts of our business that were weakening did so faster and to a greater degree than expected. At the same time, our highly targeted listings businesses grew over 40% from the third quarter despite very negative industry trends. For example, Subsite Listings, launched in the third quarter of 2000, have already been adopted by leading online direct marketers like Amazon and Ebay. Our listings businesses overall have generated $10 million in their first three quarters, and we now have more than 25,000 Express Submit listings and more than 25,000 Subsite Listings in the directory."

To implement its core listings strategy more aggressively, LookSmart is restructuring its management and operations. The Company is exiting non-core businesses, and has combined what were eleven operating groups into four. For example, the Listings group will now become part of the sales organization, reflecting the centrality of Listings to the Company's operations.

Through this restructuring, LookSmart will be reducing costs to maintain a clear path to profitability, at a time of lower industry growth. As part of the realignment, the Company has reduced staff by 31 percent or 172 employees. LookSmart is also reducing non-payroll expenses, and has previously given guidance on what it sees as a declining cost of distribution in the industry. The estimated total savings from all these factors is approximately $44 million on an annualized basis, and will result in a one-time charge in the first quarter of 2001.

"We believe that at this time of industry transition, it is critical that we are completely focused on the large emerging Listings opportunity," said Mr. Thornley. "The changes we announced today reflect that single-minded operational focus and our continued commitment to a clear path to profitability."
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LookSmart will hold a conference call today to discuss the revised outlook at
5:30 p.m. EST, 2:30 p.m. PST, and 9:30 a.m. Australian Eastern Daylight Time on January 12, 2001. Investors can listen to the conference call over the Internet at http://aboutus.looksmart.com. For those unable to listen to the live
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broadcast, a replay of the call will be available one hour after the conclusion of the call at http://aboutus.looksmart.com.

About LookSmart

LookSmart (Nasdaq:LOOK; ASX:LOK) is the global leader in Web directories. With 31 directories spanning 28 countries, and 13 languages, LookSmart is committed to organizing the Web. LookSmart distributes its databases to a vast network that currently reaches more than 64 million US Internet users through over 400 partnerships including Microsoft's MSN, Netscape Netcenter, AltaVista, Excite, iWon, Time Warner, Sony, Prodigy, Macromedia, Road Runner, Cox Interactive Media and Qwest. BTLookSmart, LookSmart's joint venture with British Telecommunications, deploys LookSmart's wireless and Web directory solutions for ISPs, portals and mobile Internet businesses in countries across Europe and Asia-Pacific.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Words such as "will," "anticipates," "expects," "intends," "plans,"
"believes," "seeks," "estimates," "may," and variations of these words or similar expressions are intended to identify forward-looking statements. Also, any statements that refer to expected revenues from existing and new products, time lines for roll-out of new products, changes in advertising yields, future expectations, industry projections or other characterizations of future events or circumstances, including assumptions underlying these projections, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Our future results may differ from the results discussed or forecasted due to various factors, such as the potential failure to restructure and cut costs at projected rates; the potential failure of businesses, Web sites and Internet users to use our targeted advertising products at projected rates; the possible failure to continue to expand the LookSmart network and our traffic base at projected rates; the potential inability to derive substantial revenue from new products and services including the listings businesses; the possibility of an unexpected increase in costs, expenses or other factors contributing to our burn rate; and the possibility that we may not reach operating profitability as early as projected, if at all. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Please note that we undertake no obligation to revise or update publicly any forward-looking statements, whether oral or written, for any reason.
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Note to Editors: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Contact:

  LookSmart
  Ned Brody, 415/348-7134 (Chief Financial Officer) nbrody@looksmart.net
  Liz Connaghan Haggerty, 415/348-7185 (Investor Relations) liz@looksmart.net
  Kathryn Shantz, 415/348-7104 (Public Relations) kshantz@looksmart.net